                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Isomet Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              Isomet Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                              ISOMET CORPORATION
                             5263 Port Royal Road
                            Springfield, VA  22151



Notice of

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

June 3, 1999


     NOTICE IS HEREBY GIVEN THAT, the Annual Meeting of Stockholders of Isomet

Corporation, a New Jersey Corporation (the "Corporation") will be held at the principal office of the Corporation, 5263 Port Royal Road, Springfield, Virginia, on Thursday, June 3, 1999, at 10:30 a.m., Eastern Standard Time, for the following purposes:


     1. To elect five directors of the Corporation to serve for the term of one year and until their respective successors have been elected and qualified; and

     2. To transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.


     Only holders of record shares of Common Stock of the Corporation at the close of business on April 15, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders of the Corporation are invited to attend the annual meeting. Whether or not you plan to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return the enclosed Proxy in the envelope to which no postage need be affixed if mailed in the United States. Any stockholder who chooses to attend and vote in person has the power to revoke his proxy at any time before it is used by giving written notice of such revocation to the Secretary of the meeting.


                         By Order of The Board of Directors



                         Jerry W. Rayburn
                         Secretary

April 30, 1999
Springfield, Virginia

                               ISOMET CORPORATION
                              5263 Port Royal Road
                          Springfield, Virginia 22151


                                PROXY STATEMENT

          The enclosed Proxy is being solicited by the Board of Directors of Isomet Corporation (the "Corporation) in connection with the Annual Meeting of Stockholders of the corporation to be held at the main office of the Corporation, on Thursday, June 3, 1999, at 10:30 a.m., Eastern Standard Time, and at any adjournment or adjournments thereof. Only record holders of shares of Common Stock, $1.00 par value ("Common Stock") of the Corporation at the close of business on April 15, 1999 will be entitled to notice of or to vote at the Annual Meeting or any adjournments of such meeting. On that date there were 1,927,590 shares of Common Stock outstanding and entitled to vote at the meeting.

          Any stockholder who executes and returns the enclosed form of proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Corporation or by voting in person at the meeting. Unless so revoked, the shares represented by the proxy will be voted in accordance with the instructions specified therein at the Annual Meeting, if the proxy is properly executed and is received in time for voting. If no instructions are specified, the shares represented by the Proxy will be voted FOR all of the matters described herein.

          All expenses attributable to this solicitation will be borne by the Corporation. Further solicitation of Proxies may be made by telephone or in person by officers, directors and regular employees of the Corporation.

          The Corporation's Annual Report for the fiscal year ended December 31, 1998, is transmitted herewith. None of the statements or information in said Annual Report is intended or shall be construed to be part of the proxy soliciting material of the Corporation.

          The approximate mailing date of the Proxy Statement and accompanying form of Proxy is April 30, 1999.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

          Stockholders are entitled to one vote for each share of Common Stock. However, in the election of directors, a stockholder has the right to cumulate his shares by giving one candidate as many votes as shall equal the number of directors to be elected, multiplied by the total number of shares or to distribute them, on the same principle, among any number of candidates as the stockholder wishes. There are no prerequisites to the exercise of these cumulative voting rights. Persons named as proxies intend to cast votes equally among the five nominees for directors, but they reserve the right to cumulate and cast votes for less than all nominees or to distribute the votes among nominees at their discretion.

          The following table sets forth as of February 28, 1999 the number of shares and percentage of outstanding Common Stock owned by (I) each person known to the Corporation to be the beneficial owner of more than 5% of the corporation's outstanding Common Stock, (ii) each director and director nominee who owns Common Stock and (iii) all directors and officers of the Corporation as a group. The address for the directors and officers is the same of the Corporation's address unless otherwise indicated.

                                                       Common Stock
                                                       ------------
    Name of                       Amount and Nature                    Percent
Beneficial Owner              OF BENEFICIAL OWNERSHIP/1/             OF CLASS/2/
----------------              --------------------------             -----------
Leon Bademian                        16,050                               .83
Director and Nominee

Jerry W. Rayburn                     15,000/3/                            .77
Officer, Director and Nominee

Lee R. Marks                          2,333                               .12
Director and Nominee

Thomas P. Meloy                     131,103                              6.80
Director and Nominee
413 Jefferson Street
Morgantown, WV  26505

Henry Zenzie                        538,088/4/                          27.92
Officer, Director and Nominee

All Directors and Officers as a
Group (8 persons)                   719,174                             36.95


/1/ Unless otherwise indicated, each person has sole voting and investment power with respect to the shares beneficially owned.

/2/ Calculated on the basis of 1,927,590 shares of Common Stock outstanding at April 15, 1999, plus in the case of the individual option holder, additional shares of Common Stock deemed to be outstanding because such shares may be acquired within 60 days of that date through the exercise of outstanding options.

/3/ Includes 15,000 shares that Mr. Rayburn has an option to acquire within 60 days of April 15, 1999.

/4/ Includes 93,060 shares as to which Mr. Zenzie, as Nominee under certain Nominee and Option Agreements dated as of March 9, 1993, shares investment power for a maximum term of ten (10) years, but holds no voting powers hereto. Pursuant to these agreements, Mr. Zenzie also has an option to immediately acquire 18,612 of such shares.

                             ELECTION OF DIRECTORS

          At the annual meeting of stockholders five (5) directors are to be selected to hold office until the next annual meeting or until their successors are elected and qualified. Should the nominees be unable to serve or refuse to serve as directors (an event that Management does not anticipate), proxies solicited hereunder will be voted for substituted nominees.

          The enclosed form of proxy provides a means for a stockholder to vote for one or more of the proposed nominees or to withold authority to vote for all of such proposed nominees. Each properly executed proxy received in time for the meeting will be voted as specified herein. If a stockholder executes and returns a proxy, but does not specify otherwise, the shares represented by such stockholder's proxy will be voted FOR each of the proposed nominees listed therein or should any one or more of such proposed nominees become unavailable, for another nominee or other nominees to be selected by the Board of Directors.

          THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES IDENTIFIED BELOW.

Identification of Directors and Nominees for Directors:

          The following table sets forth certain information regarding each director and nominee.

                                                        POSITION WITH                          DIRECTOR
          Nominee                          AGE         THE CORPORATION                          SINCE
          -------                          ---         ---------------                          -----
          Leon Bademian                     67         Director of Technology and                1981
                                                       Development and Director
          Lee R. Marks                      63         Director                                  1987
          Thomas P. Meloy                   73         Director                                  1977
          Jerry W. Rayburn                  58         Executive Vice President Finance,         1977
                                                       Treasurer, Secretary and Director
          Henry Zenzie                      69         President and Director                    1968


Business Experience:

          The principal occupation of each director and nominee for the last five years and directorships held by each such person is as follows:

          Leon Bademian is Director of Technology and Development for the Corporation. Previously, Mr. Bademian was Executive Vice President, Operations and Technical Director for the Corporation.

          Lee R. Marks is a member of the law firm of Greenberg, Traurig. Previously, Mr. Marks was a member of the law firm of Ginsburg, Feldman and Bress, Chartered.

          Thomas P. Meloy, PhD is Benedum Professor, West Virginia University.

          Jerry W. Rayburn is Executive Vice President, Finance, Treasurer and Secretary of the Corporation.

          Henry Zenzie is President of the Corporation. He is also a private investor in Henry Zenzie & Company, Princeton, New Jersey. Prior to joining the Corporation as President in 1981, Mr. Zenzie was Senior Vice President of Prescott, Ball and Turben, New York, New York from 1978.

                              FAMILY RELATIONSHIPS

          There are no family relationships between any director, executive officer or director nominee.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The law firm of Greenberg, Traurig, of which Lee R. Marks, a Director and Nominee Director of the Corporation, is a member, received fees in fiscal 1998 for legal services rendered to the Corporation. It is anticipated that Greenberg, Traurig will continue to provide legal services to the Corporation, to be billed at the law firms usual hourly rates in 1999.


               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors held two meetings in the fiscal year ended December 31, 1998. Thomas P. Meloy did not attend one of the meetings.

          The Board of Directors has an audit committee consisting of Lee R. Marks, Thomas P. Meloy and Jerry W. Rayburn.

                             EXECUTIVE COMPENSATION

(a) The following information is furnished with respect to the President of the Corporation and the other five Executive Officers and Director of the Corporation. These individuals are the highest paid employees of the Corporation for the fiscal year ended December 31, 1998.

(b)  Summary Compensation Table

                                                          Long Term Compensation

                                                       Annual   Compensation       Awards                     Payouts
(a)                           (b)         (c)          (d)      (e)                (f)          (g)             (h)      (I)
                                                                Other
Name                                                            Annual             Restricted   Securites                All
And                                                             Compe              Stock        Underlying     LTIP      Other
Principal                                 Salary       Bonus    ensation           Award(s)     Options/      Payouts    Comp
Position                      Year        ($)          ($) (1)    ($)              SARs (#)        ($)          ($)       ($)
----------------             ------       ----------   -------  ------------       ----------   ----------    -------   -------
Henry Zenzie                  1998           76,294       -0-        -0-              -0-          -0-          -0-       -0-
President                     1997           79,229       -0-        -0-              -0-          -0-          -0-       -0-
                              1996           76,551       -0-        -0-              -0-          -0-          -0-       -0-

Jerry Rayburn                 1998          127,000     2,540        -0-              -0-          -0-          -0-       -0-
Exec Vice                     1997          128,326     2,567        -0-              -0-          -0-          -0-       -0-
President of                  1996          123,573     2,471        -0-              -0-          -0-          -0-       -0-
Finance and
Treasurer

Leon Bademian                 1998          138,403     2,768        -0-              -0-          -0-          -0-       -0-
Director of                   1997          139,163     2,783        -0-              -0-          -0-          -0-       -0-
Technology &                  1996          123,573     2,471        -0-              -0-          -0-          -0-       -0-
Development

Robert Bonner                 1998           86,221     1,724        -0-              -0-          -0-          -0-       -0-
Vice President                1997           82,859     1,657        -0-              -0-          -0-          -0-       -0-
                              1996           73,570     1,471        -0-              -0-          -0-          -0-       -0-

Frank Hamby                   1998           86,221     1,724        -0-              -0-          -0-          -0-       -0-
Vice President                1997           82,859     1,657        -0-              -0-          -0-          -0-       -0-
                              1996           73,570     1,471        -0-              -0-          -0-          -0-       -0-

Delmar Rader                  1998           86,221     1,724        -0-              -0-          -0-          -0-       -0-
Vice President                1997           82,859     1,657        -0-              -0-          -0-          -0-       -0-
                              1996           73,570     1,471        -0-              -0-          -0-          -0-       -0-

(1)  This amount represents Corporation's annual contribution to 401(k) plan.

(c)  Option/SAR Grants in Last Fiscal Year Table

There were no Option/SAR Grants in the last fiscal year.

            (D) AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR END OPTION/SAR VALUE TABLE

(a)                 (b)                  (c)               (d)               (e)
                                                           Number of
                                                           Securities        Value of
                                                           Underlying        Unexercised
                                                           Unexercised       In-the-Money
                                                           Options/SAR's     Options/SAR's
                                                           at FY-End (#)     at FY-End($)(1)
                    Shares Acquired      Value
Name                on Exercise (#)      Realized ($)      $Exercisable      Exercisable
Henry Zenzie              -0-               -0-                 -0-             -0-

Jerry W. Rayburn          -0-               -0-                15,000          22,200

Leon Bademian           15,000             63,450               -0-             -0-

Robert Bonner             -0-               -0-                 3,500           5,180

Frank Hamby               -0-               -0-                 -0-             -0-

Delmar R. Rader          3,500             11,760               -0-             -0-

(1) Closing price on December 31, 1998 was above the exercise price for exercisable option shares.

(e)  Long-Term Incentive Plans - Awards in Last Fiscal Year

     None.  The Corporation does not maintain any long-term incentive plan.

(f)  Defined Benefit or Actuarial Plan Disclosure - Pension Plan Table

     Not applicable.

(g)  Compensation of Directors

     Standard Arrangements:  The Corporation does not pay director's fees.

     Other Arrangements: On January 11, 1993, the Board of Directors approved the grant of incentive stock options under the 1992 Isomet Corporation Incentive Stock Option Plan to certain employees of the Corporation. The officers receiving such options under this grant were as follows: (i) Leon Bademian, 15,000 option shares; (ii) Jerry W. Rayburn, 15,000 option shares; (iii) Frank Hamby, 3,500 option shares; (iv) Robert Bonner, 3,500 option shares; and (v) Delmar R. Rader, 3,500 option shares. The option exercise price of these qualified shares is $1.52 per share (the fair market value of the shares on the date of grant). In 1997, Frank Hamby
     exercised the option for 3,500 shares.   In 1998, Leon Bademian and Delmar
     R. Rader exercised their options for 15,000 shares and 3,500 shares, respectively. The remaining options expire on January 12, 2003 and are exercisable according to the following formula: 33 1/3% of the shares may be exercised on January 12, 1994, 66 2/3% of the shares may be exercised on January 12, 1995 and 100% of the shares may be exercised on January 12, 1996.

(h) Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     Termination of Employment Arrangement: Effective as of June 1, 1994, the Corporation entered into severance agreements, identical in their terms and conditions, with two of its executive vice presidents, Leon Bademian and Jerry W. Rayburn. The terms of each severance agreement provide that in the event the Corporation terminates the executive's employment with the Corporation for any reason, the executive shall be entitled to receive severance pay equal to twelve months compensation based upon his then annual base salary only (i.e., exclusive of any bonus or other compensation), but in no event shall the severance pay be less than the total amount of $123,573, his annual base salary in effect as of the effective date of the severance agreement(s). Based upon the foregoing, the executive will not be entitled to severance in the event he voluntarily terminates his employment with the Corporation (which by way of illustration, but not limiation, includes death, disability, retirement or resignation). The severance agreements provide that the severance pay shall be paid in twelve equal monthly installments commencing one month after the Corporation terminates the executive's employment with the Corporation, provided however, that the Corporation can within it's sole discretion prepay all or any part of such severance pay. The severance agreeements also contain covenants restricting each executive from engaging in competing businesses or certain conduct with the Corporation's vendors; requiring the executive to return all Corporation owned materials and equipment; prohibiting the disclosure of confidential information of the Corporation; and requiring the executive to assist the Corporation in acquiring intellectual property rights in any invention the executive may have made or conceived while employed by the Corporation. The severance agreements also provide for injunctive relief as well as other remedies for breach.

     Employee Contracts: In 1998, Leon Bademian, previously Executive Vice President of Operations, assumed the position of Director of Technology and Development under a three year employment agreement with the Corporation dated July 21, 1998. The agreement provided for the cancellation of the June 1, 1994 severance agreement referred to above.

     (i)  Report on Repricing of Options/SARs

          None. The Corporation did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the named executive officers during the last fiscal year.

     (j) Additional information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

          In 1998, four of the Corporation's directors participated in deliberations and decisions regarding executive officer compensation. They were Mr. Zenzie, Mr. Bademian, Mr. Rayburn and Mr. Marks.

     (k)  Board Compensation Committee Report on Executive Compensation

          Not applicable.

     (l)  Performance Graph

          Not applicable.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has responsibility for selecting its independent auditors and engaged the firm of Aronson, Fetridge & Weigle, Certified Public Accountants, for the current calendar year. The Corporation has requested that a representative of Aronson, Fetridge & Weigle be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if he desires to do so and is expected to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any stockholders wishing to submit a proposal for action at the 2000 Annual Meeting of Stockholders, pursuant to and in accordance with the requirement of Securities and Exchange Commission Regulation 240.14a-8, must present the proposal in writing to the Corporation no later than January 15, 2000.

                                 OTHER MATTERS

     At the date of this Proxy Statement the Corporation does not know of any business to be presented for consideration at the Annual Meeting other than stated in the Notice of such meeting. It is intended, however, that the persons authorized under management proxies may, in the absence of instruction to the contrary, vote or act in accordance with their best judgement with respect to any other proposal presented for action at such meeting.

                            REPORTS TO STOCKHOLDERS

     A copy of the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request therefor to Jerry W. Rayburn, Executive Vice President, Finance, Isomet Corporation, 5263 Port Royal Road, Springfield, Virginia 22151.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   Jerry W. Rayburn
                                   Secretary

April 30, 1999
Springfield, Virginia

PROXY

                              ISOMET CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints Lee R. Marks and Jerry W. Rayburn as Proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated hereon all the shares of common stock of Isomet Corporation held on record by the undersigned on April 15, 1999, at the annual meeting of shareholders to be held on Thursday, June 3, 1999, or any adjournment thereof.

                          (Continued on reverse side)

                            .FOLD AND DETACH HERE.

                                                               PLEASE MARK

                                                               your votes as
                                                               indicated in
                                                               this example [X]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS.
I NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


1.   ELECTION OF DIRECTORS             Leon Bademian, Lee R. Marks, Thomas P. Meloy, Jerry W. Rayburn and Henry Zenzle

     For all        WITHHOLD
     nominees       AUTHORITY
     listed         to vote for all    (INSTRUCTION: TO WITHHOLD AUTHORITY IS VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
     to the right   nominees listed    NAME ON THE LINE PROVIDED BELOW.)
     (except as     to the right       _____________________________________________________________________________________________
     marked to the
     contrary
       [_]              [_]

                                                                      PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.

2.   IN THEIR DISCRETION, THE PROXIES                                 ______________________________________________________________
     ARE AUTHORIZED TO VOTE SUCH OTHER
     BUSINESS AS MAY PROPERLY COME                                    ______________________________________________________________
     BEFORE THE MEETING.                                                                       Signature

                                                                      DATED: _________________________________________________, 1999

                                                                      When shares are held by tenants, both should sign. When
                                                                      signing as attorney, executor, administrator, trustee or
                                                                      guardian, please give full title as such. If a corporation name, by President or other authorized officer. If a
                                                                      partnership, please sign in partnership name by authorized person.

                                                                      ______________________________________________________________
                                                                                     Signature if held Jointly

                                                                      Dated: _________________________________________________, 1999

                                                                      PLEASE SIGN DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE
                                                                      ENCLOSED ENVELOPE.


                            .FOLD AND DETACH HERE.

                               ISOMET CORPORATION



                               1998 ANNUAL REPORT

Isomet, founded in 1956, is headquartered in Springfield, Virginia with an operating subsidiary in the United Kingdom. The Company designs and manufactures acousto-optic laser control components and electronics for information handling and other applications. It also produces high resolution digital color scanners, film recorders, laser plotters and related equipment for color image reproduction markets.


                              FINANCIAL HIGHLIGHTS

                                   1998              1997        % of Change
                                ---------------------------------------------
Revenue                         $9,413,000        $8,653,000          + 9

Net Income                      $1,199,000        $1,331,000          -10

Number of Shares of Common
    Stock and Common Stock
    Equivalents Outstanding      1,970,000         1,971,000            -

Diluted Net Income Per Share    $      .61        $      .68          -10

Inventory December 31           $3,786,000        $3,381,000          +12

Working Capital                 $6,308,000        $5,263,000          +20

Current Ratio                       5.46:1             4.3:1            -

Number of Employees                     49                50          - 2

Revenue Per Employee            $  192,100        $  173,100          +11

New Orders                      $9,606,000        $7,568,000          +27

Unfilled Orders at 12/31        $3,327,000        $3,451,000          - 4

TO SHAREHOLDERS AND EMPLOYEES


     Fiscal year 1998 was another strong year for Isomet. We closed the year with revenue at $9.4 million, a nine percent increase over $8.7 million in 1997. Net income for the year of $1.2 million or $.61 per share, was down somewhat from 1997 results of $1.3 million or $.68 per share. We experienced declines in gross margins in some product areas due to a change in product revenue mix.

     The revenue increase for the year came entirely from systems sales of laser plotters to Polaroid Corporation for their ongoing program. Component sales decreased for the year by approximately $790,000, reflecting the decline in demand from customers in the semiconductor industry.

     New orders in 1998 totaled $9.6 million vs. $7.6 million in 1997. The new orders in 1998 included substantial new quantities of laser plotters from Polaroid Corporation. Unfilled total orders at year-end 1998 were $3.3 million compared to $3.5 million the previous year.

     On December 31, 1998 our loans from Nations Bank totaled $624,000 after our repayment of $240,000 during the year. In April 1998 the notes were renewed with a fixed repayment schedule of $20,000 per month through May 2000 and $12,000 per month thereafter through June 2002. Currently our cash and equivalents position is approximately $2.0 million, which equates to about $1.00 per share.

     Our program for diversification and growth is continuing in both the graphic arts systems area and new product development of acousto-optic components. In the components area, we are developing higher frequency devices and expanding our line of acousto-optic tunable filters and related products. Systems development involves other products for the graphic arts industry that builds on our success with Polaroid Corporation. Acquisitions that would be a good fit with our size and technology areas are also being considered.



                                   Henry Zenzie
                                   President



    This letter contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------


REVENUE

     Consolidated net revenue in 1998 totaled $9,413,000, an increase of $760,000 from $8,653,000 in 1997. The following table reflects the sales and total revenue comparisons for both years by product line and operating entity:

                                                 1998
Components           1998        1997     Increase/(Decrease)
----------------  ----------  ----------  -------------------
Isomet US (1)     $2,760,000  $3,616,000          $ (856,000)
Isomet UK          1,551,000   1,484,000              67,000
                  ----------  ----------          ----------
Total:            $4,311,000  $5,100,000          $ (789,000)

Systems
-------

Isomet US (1)     $4,953,000  $3,380,000          $1,573,000
Isomet UK             62,000     153,000             (91,000)
                  ----------  ----------          ----------
Total:            $5,015,000  $3,533,000          $1,482,000

Total Sales:      $9,326,000  $8,633,000          $  693,000

Other Income          87,000      20,000              67,000
                  ----------  ----------          ----------

Total Revenue:    $9,413,000  $8,653,000          $  760,000

(1)  - Includes sales to foreign countries other than in Europe.


     As shown above, the net sales increase in 1998 of $693,000 is composed of an increase in systems sales of $1,482,000 and a decline in components of $789,000. A higher level of shipments to Polaroid Corporation under a contract received in May 1998, caused the systems increase in 1998. Component deliveries declined in 1998 due, primarily, to a decrease in demand from customers in the semiconductor industry.

COSTS AND EXPENSES

     On a consolidated basis, the Company had net earnings in 1998 of $1,199,000 or $.61 per share (diluted). This compares to a net income in 1997 of $1,331,000 or $.68 per share (diluted).

1. The cost of sales percentage increased in 1998 to 66.6% from 61.1% in 1997. Resultant gross profit decreased by approximately $246,000 in 1998. The increase in the cost of sales percentage is due, primarily to the following:

     1. A decline in per unit selling prices for systems products in 1998 vs. 1997.
     2. A decrease in sales of components in 1998 of acousto-optic devices that traditionally produce higher margins.

2. Selling and G & A expenses in 1998 increased by $53,000 from 1997. As a percentage of revenue, these expenses decreased to 14.0% from 14.7% in 1997.

3. Interest expense declined in 1998 to $85,000 from $119,000 in 1997, as the Company continued to reduce its borrowing level.

4. Expensed product development and improvement costs were $3,000 in 1998 compared to $0 in 1997. During 1998 and 1997, most of the Company's engineering effort was applied to systems contracts and accounted for in cost of sales.

5. For the two years ended December 31, 1998, the Company's revenue and cost of sales were not significantly impacted by the effects of inflation. In addition, the Company's sales and costs have not been materially affected by changing prices due to inflation. Lower unit sales prices, however, have been experienced in the systems product line due to competitive pressures.


FOREIGN EXCHANGE RISKS

     In 1998 $2,627,000 of the $9,326,000 Company total sales were to customers in foreign countries, primarily Japan and Europe. From the United States, all sales to foreign customers are invoiced in US dollars. The Company's operating subsidiary in the United Kingdom imports products from the Parent Company and resells to customers in various European countries; the majority of these sales are in US dollars. As a result, the Company's foreign currency risks are limited to pound sterling - US dollar relationship, which has been relatively stable over time. Consequently, the Company has not had and does not expect to have a material exposure to foreign exchange risks.


YEAR 2000

     The Company is in the process of assessing the potential impact of the year 2000 on the ability of the Company's computerized information systems to accurately process information that may be date-sensitive. The purpose of this assessment is to determine whether any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures, since the Company utilizes a number of computer programs in its operations. The Company has not completed its assessment, but currently believes that costs of addressing this issue will not have a material adverse impact of the Company's financial position. However, if third parties upon which the Company relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company.


LIQUIDITY AND CAPITAL RESOURCES

  Unrestricted cash and cash equivalent balances on December 31, 1998 of $1,427,000 is a $108,000 decrease from the previous year. The major elements constituting this decline are as follows:

1.   Operating Activities
     --------------------

     Increase in Inventories               $ (405,000)
     Increase in Accounts Receivable         (353,000)
     Net Income                             1,199,000
     Refundable Income Taxes                 (233,000)
     Depreciation and Amorization              89,000
     Decrease in Income Taxes Payable        (669,000)
     Increase in Accounts Payable             497,000
     Other                                    110,000   $  235,000
                                           ----------

2.   Investing Activities
     --------------------

     Purchase of Property and Equipment      (106,000)
     Other                                      9,000      (97,000)
                                           ----------

3.   Financing Activities
     --------------------

     Repayment of Debt                       (271,000)
     Other-Exercise of Stock Options           28,000     (243,000)
                                           ----------

4.   Exchange Rate Effect                      (3,000)      (3,000)
     --------------------                  ----------   ----------

          Total:                                        $ (108,000)



     The Company has no material commitments for capital expenditures as of December 31, 1998 and accordingly, no funds from sources other than internally generated funds are considered necessary.

  A summary of working capital and order backlog over the Company's 1998 fiscal year by quarterly period is as follows:


                          3/31/98     6/30/98     9/30/98    12/31/98
                       ----------  ----------  ----------  ----------

Current Assets         $6,843,000  $7,074,000  $7,246,000  $7,722,000
Current Liabilities     1,315,000   1,291,000   1,226,000   1,414,000
                       ----------  ----------  ----------  ----------
Working Capital        $5,528,000  $5,783,000  $6,020,000  $6,308,000

Order Backlog          $3,608,000  $6,119,000  $5,383,000  $3,327,000
                       ----------  ----------  ----------  ----------


  As shown above, working capital increased consistently over the course of 1998, reflecting the profitable operations. Order backlog rose substantially in the June 30 quarter as a result of the receipt of a major contract for laser plotters. This backlog level then declined over the last two quarters of the year as increased shipments of plotters occurred.


BANK ARRANGEMENTS

  Pursuant to the Nations Bank loan agreement extension of April 1, 1998, the Company paid $240,000 of principal in 1998. According to the provisions of the agreement, the Company was in compliance with all terms, conditions and operating ratios. The two notes that constitute the debt to Nations Bank continue to be payable in monthly installments of $8,000 and $12,000 respectively and will be fully repaid in May 2000 and June 2002 respectively. The interest rate applicable to both notes is the Bank's prime rate plus .5%.

  In 1998, the Company also entered into a $750,000 revolving line of credit agreement with Nations Bank, which is available through April 1, 1999, with interest at the Bank's prime rate. The Company did not utilize this line in 1998.


WORKING CAPITAL

  In 1999, additional working capital, if required, is expected to be generated from operations.

REVENUE
  Total Revenue for 1998 and 1997 was distributed as follows:

                                                    1998                  %               1997               %
                                               ----------------------------------------------------------------------
Commercial Sales
  Foreign                                           $2,627,000             27.9        $2,807,000             32.5
  Domestic                                           6,642,000             70.6         5,816,000             67.2
Government Sales Direct                                 57,000               .6            10,000               .1
Interest and Other Income                               87,000               .9            20,000               .2
                                               ----------------------------------------------------------------------
  Total Revenue:                                    $9,413,000            100.0        $8,653,000            100.0


COST AND EXPENSES
  An analysis of costs and expenses as a percentage of revenue is shown below:

                                      1998                  1997
                                   ----------------------------------

Revenue                              100.0%                100.0%
Cost and Expenses
  Cost of Sales                       66.0                  60.9
  Selling, General and Admin          14.0                  14.7
  Product Development                   -                     -
  Interest                              .9                   1.4
  Non-Recurring Charges                 -                     -
                                   ----------------------------------
  Total Cost and Expenses:            80.9                  77.0
Income (Loss) Before Tax              19.1                  23.0
Income Tax                            (6.3)                 (7.7)
                                   ----------------------------------
  Net Income                          12.8%                 15.3%


SELECTED FINANCIAL DATA
For the Years Ended December 31,

                                                  1998             1997              1996              1995               1994
                                                  ----------------------------------------------------------------------------------

Revenue                                           $9,413,000       $8,653,000        $5,804,000        $4,800,000         $5,746,000
Net Income (Loss)                                 $1,199,000       $1,331,000        $  682,000        $  (44,000)        $   23,000
Weighted Avg #
 Shares Outstanding                                1,970,000        1,971,000         1,949,000         1,906,000          1,906,000
Income (Loss) Per
 Share (Diluted)                                  $      .61       $      .68        $      .35        $     (.02)        $      .01
Working Capital                                   $6,308,000       $5,263,000        $4,095,000        $3,595,000         $3,824,000
Total Assets                                      $8,014,000       $7,189,000        $6,201,000        $4,991,000         $5,289,000
Long Term Liabilities                             $  388,000       $  637,000        $  876,000        $1,122,000         $1,405,000
Stockholders' Equity                              $6,212,000       $4,955,000        $3,588,000        $2,901,000         $2,905,000

                             CORPORATE INFORMATION



Corporate Headquarters:  5263 Port Royal Road, Springfield, Virginia 22151
                         Tel: 703-321-8301  e-mail:  isomet@isomet.com
                         Fax: 703-321-8546  Web Site: http://www.isomet.com

Officers:                Henry Zenzie - President
                         Robert G. Bonner - Vice President, Components Mfg
                         Frank V. Hamby - Vice President, Systems Mfg
                         Delmar R. Rader - Vice President, Product Engineering
                         Jerry W. Rayburn - Executive Vice President, Finance,
                                Treasurer and Secretary

Transfer Agent:          ChaseMellon Shareholder Services
                         Four Station Square, Pittsburgh, Pennsylvania 15219

General Counsel:         Greenberg Traurig
                         8180 Greensboro Drive, Suite 850
                         McLean, VA  22102

Directors:               Leon Bademian - Director Technology and Dev, Isomet
                         Lee R. Marks - Member, Greenberg Traurig, McLean, VA
                         Thomas P. Meloy - Benedum Professor, West VA University
                         Jerry W. Rayburn - Exec Vice President, Finance, Isomet
                         Henry Zenzie - President, Isomet, Private Investor,
                                Henry Zenzie and Co., Princeton, New Jersey

Auditors:                Aronson, Fetridge & Weigle
                         6116 Executive Boulevard, Rockville, Maryland 20852

Market Information:      The Company's common stock trades on the Nasdaq
                         Smallcap Market (SM) tier of the Nasdaq Stock Market
                         (SM) under the symbol IOMT.


                         Price Range         High           Low
                         --------------------------------------

                         1996                3           1 /1/4/
                         1997                7           1 /1/2/
                         1998                5 7/8       2 3/8

10K Report:              A copy of Isomet's annual report on form 10-KSB for the
                         fiscal year ended December 31, 1998, including financial
                         statements and schedules, as filed with the Securities
                         Exchange Commission, will be provided without charge to
                         those stockholders who request one.

Write:                   Executive Vice President, Finance
                         Isomet Corporation, 5263 Port Royal Road
                         Springfield, Virginia 22151

Operating Subsidiary:    Isomet UK, Ltd., 18 John Baker Close, Llantarnam
                         Industrial Park, Cwmbran Gwent NP44 3AX United Kingdom
                         Tel: (44) 16338-72721    Fax: (44) 16338-74678


                         REPRESENTATIVES AND DISTRIBUTORS

Components:              Isramex, 16 Hazaz Street, Tel-Aviv 69407 ISRAEL
                         Tel: (972) 3-6474440     Fax: (972) 3-6473773


                         Indeco, Inc., 11-14 Kasuga, 1-Chome Bunkyo-Ku,
                         Tokyo 112 JAPAN
                         Tel: (03) 3818-4011      Fax: (03) 3818-4015

                         BFI Optilas B.V., P.O. Box 222, 2400 AE Alphen A/D,
                         Rijn Huygensweg, HOLLAND
                         Tel: (31) 172-446060     Fax: (31) 172-443414

                         BFI Optilas GmbH, Boschstrasse 12, D82178 Pucheim
                         GERMANY
                         Tel: (49) 8989-01350     Fax: (49) 89800-2561

                         BFI Optilas SA, Maria Tubau, 5 Edificio Auge VI,
                         28050 Marid, SPAIN
                         Tel: (34) 91-358-8611    Fax: (34) 1-358-9271

                         BFI Optilas, Ltd., Mill Square, Featherstone Road,
                         Wolverton Mill South, Milton Keynes MK12 5ZY
                         Buckinghamshire, ENGLAND
                         Tel: (44) 1908-326326    Fax: (44) 1908-221110

                         BFI Optilas SA, 4 Allee Du Cantal, ZI LaPetite
                         Montagne,
                         Sud CE 1834 91018 Evry Cedex, FRANCE
                         Tel: (33) 1-607-98600    Fax: (33) 1-608-69633

                         BFI Optilas, Chaussee de Charleroi 95, 6060
                         Charleroi, BELGIUM
                         Tel: (32) 71-285100      Fax: (32) 71-488444

                         Optilas, Billedvej 2, DK-2100 Copenhagen, DENMARK
                         Tel: (45) 354-30133      Fax: (45) 354-38334

                         Crisel Instruments SRL, Clivo di Cinna, 196-00136 Rome, ITALY
                         Tel: (396) 354-02933     Fax: (396) 354-02879


Systems:                 Graphic Arts Trading (GmbH), Uhlenhorst 81, 21435
                         Stelle, GERMANY
                         Tel: (49) 41-74-5041     Fax: (49) 41-74-4885

                         MIG, SRL, Via Toselli 25/B, 20091 Bresso, ITALY
                         Tel: 392-610-4809        Fax: 392-614-1015